EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF ANTRIABIO, INC.
ANTRIABIO, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.  This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on January 2, 2013 (the "Certificate of Incorporation").
2.  Article 8 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
     Any director of the Corporation's Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as single class.
3.  This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Bylaws by unanimous written consent of the Board of Directors.
4.  All other provisions of the Certificate of Incorporation shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has caused this Certificate of Amendment to be signed on this 28th day of November, 2017.
ANTRIABIO, INC. By: /s/ Nevan Elam Name: Nevan Elam Title: Chief Executive Officer